    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2000


                                                      REGISTRATION NO. 333-91839
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                          AMENDMENT NO. 2 TO FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               LENDINGTREE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7370                            25-1795344
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                            ------------------------

                          6701 CARMEL ROAD, SUITE 205
                        CHARLOTTE, NORTH CAROLINA 28226
                                 (704) 541-5351
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                              MR. DOUGLAS R. LEBDA
                            CHIEF EXECUTIVE OFFICER
                               LENDINGTREE, INC.
                          6701 CARMEL ROAD, SUITE 205
                        CHARLOTTE, NORTH CAROLINA 28226
                                 (704) 541-5351
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                   Copies to:

            DAVID J. GOLDSCHMIDT, ESQ.                          MICHAEL J. SCHIAVONE, ESQ.
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                      ALAN L. JAKIMO, ESQ.
                 FOUR TIMES SQUARE                                   BROWN & WOOD LLP
             NEW YORK, NEW YORK 10036                             ONE WORLD TRADE CENTER
                  (212) 735-3000                                    NEW YORK, NY 10048
                                                                      (212) 839-5300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. []

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. []
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


                                                           PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
          TITLE OF EACH CLASS OF            AMOUNT TO BE    OFFERING PRICE       AGGREGATE      REGISTRATION
       SECURITIES TO BE REGISTERED           REGISTERED       PER SHARE      OFFERING PRICE(1)   FEE(1)(3)
  Common Stock, par value $0.01 per share
  (including the associated Rights to
  purchase Series A Junior Participating
  Preferred Stock)(2).....................    4,197,500          $12            $50,370,000       $13,298

--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

(2) The Rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of our common stock.


(3) $8,340 of the registration fee was paid previously in connection with the initial filing of the Registration Statement on December 1, 1999 and $4,958 of the registration fee was previously paid in connection with the filing of Amendment No. 1 on January 11, 2000.

                            ----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   13,298
NASD filing fee.............................................      17,500
Nasdaq National Market listing fee..........................      95,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Printing and engraving......................................     500,000
Blue sky fees and expenses (including legal fees)...........      10,000
Transfer agent fees.........................................      20,000
Premiums for director and officer insurance.................     250,000
Miscellaneous...............................................     294,202
                                                              ----------
          Total.............................................  $2,000,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to LendingTree or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our Amended and Restated Bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

     The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From our inception in June of 1996, until October 1997, we were financed through contributions from our founders and through issuances of common stock. In return for their contributions, our founders received certain amounts of our common stock. The number of shares and prices per share indicated below have been adjusted to reflect a two for one stock split which occurred in March 1998 and a 1.27-for-1 stock split effected prior to this offering. The sales and issuances of securities in each of these transactions and those that follow were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transactions did not involve a public offering. No underwriters were involved in connection with these sales and issuances.

     In October 1997, we sold 558,449 shares of our common stock at a price of approximately $1.43 per share in exchange for an aggregate price of $800,000 to ten investors, including 209,550 shares to Richard Field and 69,778 shares to W. James Tozer, Jr., both of whom are currently directors, and 69,781 shares to Donald Colby, a former director.

     In November 1997, we issued 2,540 shares of our common stock at a price of approximately $3.15 per share to a consultant in exchange for $8,000 of services rendered.

     In March 1998, we sold 564,443 shares of our common stock to Phoenix Strategic Capital and an additional 282,224 shares of our common stock to Theodore Kheel, Jeffrey Hughes, John Prince and William Shiebler at a price of approximately $3.54 per share in exchange for an aggregate price of $3,000,000.

     In March 1998, Phoenix Strategic Capital provided us with a $1.0 million line of credit. In connection with this transaction Phoenix Strategic Capital received a warrant to purchase 9,525 shares of our common stock at an exercise price of approximately $4.72 per share.

     In July 1998, we sold 42,332 shares of our common stock at a price of approximately $4.72 per share to H. Eugene Lockhart, a former director, in exchange for $200,000.

     In August 1998, we issued 2,937 shares of our common stock at a price of approximately $4.72 per share to two persons in exchange for $13,875 of services rendered.

     In November 1998, we sold 152,400 shares of our common stock at a price of approximately $4.72 per share to three investors for an aggregate price of $720,000, including 12,700 shares which were sold to James Carthaus, who is currently a director. We also issued 12,700 shares to an employee at a price of approximately $4.72 per share in exchange for $60,000 of services rendered.

     In December 1998, we sold 833,334 shares of our Series A convertible preferred stock at a price of $6.00 per share and a warrant to purchase 260,000 shares of our Series A convertible preferred stock at an exercise price of $6.00 per share to The Union Labor Life Insurance Company in exchange for an aggregate price of $5,000,000. We granted a warrant to purchase 63,500 shares of our common stock at an exercise price of approximately $4.72 per share to Seacris Group, Ltd. in exchange for services rendered in connection with the December 1998 private placement. In March 1999, we sold an additional 500,000 shares of our Series A convertible preferred stock at a price of $6.00 per share and a warrant to purchase 40,000 shares of our Series B convertible preferred stock at an exercise price of $9.00 per share to The Union Labor Life Insurance Company in exchange for a total price of $3,000,000.

     In May 1999, we sold 333,334 shares of our Series A convertible preferred stock at a price of $6.00 per share and warrants to purchase 33,020 shares of our common stock at an exercise price of approximately $7.87 per share to W. James Tozer, Jr. and Richard Field, both of whom are currently directors, in exchange for an aggregate price of $2,000,000.

     In July 1999, we issued 8% convertible promissory notes in an aggregate principal amount of $1,750,000 and warrants to purchase 53,340 shares of our common stock to Hovde Financial Institution Partners II, L.P., Hovde Investment Corp., L.L.C., Norman Garrity, William N. Schiebler, Barbara A. and Peter A. Georgescu, and John B. Prince in exchange for an aggregate price of $1,750,000 of which Norman Garrity, a family member of Douglas Lebda, provided $500,000 of the financing and received a warrant to purchase 15,240 shares.

     In July 1999, we issued 6,350 shares of our common stock at a price of approximately $4.72 per share to an employee in exchange for $30,000 for services rendered.

     In September 1999, we sold 6,024,096 shares of our Series D convertible preferred stock at a price per share of $8.30 for a total price of $50,000,000 to Capital Z, The Goldman Sachs Group, Inc., General Electric, priceline.com Incorporated and Marsh & McLennan Risk Capital.

     In connection with the September 1999 transaction, the warrants to purchase series A and series B convertible preferred stock held by The Union Labor Life Insurance Company were exchanged for a warrant to purchase 381,000 shares of our common stock at an exercise price of approximately $4.72 per share, and the convertible promissory notes with a face amount of $1,750,000 held by investors were exchanged for 214,076 shares of Series D convertible preferred stock. We redeemed 282,222, 127,000 and 539,750 shares of common stock at a price per share of approximately $6.30, from Phoenix Strategic Capital Corp., Donald Colby and Robert Wilson, respectively, for a total price of $5,977,776. In addition, we granted a warrant to purchase 127,000 shares of common stock at an exercise price of approximately $7.52 per share valued at $450,000 to Prudential Securities Inc. in exchange for services rendered in connection with the September 1999 private placement. In January 2000, Prudential agreed to exchange the warrant for a new warrant to purchase 127,000 shares of common stock at an exercise price equal to the price paid by public investors in the offering pursuant to its role as an underwriter.

     In November 1999, we issued 78,633 shares of our Series A convertible preferred stock to The Union Labor Life Insurance Company and an aggregate of 9,184 shares of our Series A convertible preferred stock to W. James Tozer, Jr. and Richard Field to satisfy $527,000 of accrued dividends.

     From time to time, we have granted stock options to employees. No underwriters were involved in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701 of the Securities Act. The following table sets forth information regarding the grants during the past three fiscal years:

                                                   NUMBER OF       WEIGHTED AVERAGE
                                                 SHARES GRANTED     EXERCISE PRICE
                                                 --------------    ----------------
January 1, 1997 through December 31, 1997......    1,417,825            $1.07
January 1, 1998 through December 31, 1998......      814,067            $4.70
January 1, 1999 through December 31, 1999......    1,720,701            $5.43

     In March 1999, Mitchell York, our former president, exercised an option to purchase 25,400 shares of our common stock for approximately $4.72 per share for an aggregate of $120,000.

     In September 1999, Donald Colby exercised an option to purchase 94,899 shares of our common stock for $1.43 per share. We repurchased 57,219 shares of the common stock for a price of $6.30 share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


NUMBER                           DESCRIPTION
------                           -----------
  1.1*   Form of Purchase Agreement.
  3.1**  Form of Amended and Restated Certificate of Incorporation to
         be in effect upon the closing of this offering.
  3.2**  Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
  4.1*   Specimen Common Stock certificate.
  4.2**  Form of LendingTree's Rights Plan
  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 10.1**  Employment Agreement between LendingTree, Inc. and Douglas
         R. Lebda, dated September 2, 1999.
 10.2**  Employment Agreement between LendingTree, Inc. and Thomas J.
         Reddin, dated November 26, 1999.
 10.3*   1999 Stock Option Plan of LendingTree, Inc., dated November
         20, 1999.
 10.4**  1998 Stock Option Plan of LendingTree, Inc., dated February
         3, 1998.
 10.5**  1997 Stock Option Plan of CreditSource USA, Inc. (formerly known as Lewisburg Ventures, Inc. and a predecessor to
         LendingTree, Inc.), dated January 15, 1997.
 10.6**  Internet, Marketing and Licensing Agreement between
         LendingTree, Inc. and priceline.com Incorporated, dated as of August 1, 1998 (incorporated herein by reference to
         Exhibit 10.13 of Amendment No. 1 to priceline.com's
         Registration Statement on Form S-1, File No. 333-69657 filed
         February 16, 1999).
 10.7**  Registration Rights Agreement, dated September 20, 1999.
 10.8**  Warrant to Purchase 7,500 shares of Common Stock issued to
         Phoenix Strategic Capital, dated November 30, 1998.
 10.9**  Warrant to Purchase 50,000 shares of Common Stock issued to
         Seacris Group, Ltd., dated December 9, 1998.
10.10**  Form of Warrant to purchase 13,000 shares of Common Stock issued to Richard D. Field, dated May 25, 1999, as amended
         September 20, 1999.

NUMBER                           DESCRIPTION
------                           -----------
10.11**  Warrant to purchase 13,000 shares of Common Stock issued to
         W. James Tozer, Jr., dated May 25, 1999, as amended
         September 20, 1999.
10.12**  Form of Warrant to grant a right to purchase an aggregate of
         42,000 shares of Common Stock issued to five individual
         investors, dated July 13, 1999.
10.13**  Warrant to Purchase 300,000 shares of Common Stock issued to
         The Union Labor Life Insurance Company, dated September 20,
         1999.
10.14**  Warrant to Purchase 100,000 shares of Common Stock issued to
         Prudential, dated September 20, 1999.
10.15**  Co-Branded Site Agreement between LendingTree, Inc. and
         CNBC.com LLC, dated as of January 14, 2000.
10.16**  Warrant to Purchase 150,000 shares of Common Stock issued to
         CNBC.com LLC, dated January 14, 2000.
 23.1**  Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1).
 24.1**  Powers of Attorney.
 27.1**  Financial Data Schedule.


---------------
 * To be supplied by amendment


** Filed by previous amendment


     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on this 18th day of January, 2000.


                                          LENDINGTREE, INC.

                                          By: /s/   DOUGLAS R. LEBDA
                                            ------------------------------------
                                              Name: Douglas R. Lebda
                                              Title: Chief Executive Officer and
                                              Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date below:


                       SIGNATURE                                   TITLE(S)                   DATE
                       ---------                                   --------                   ----

                  /s/ DOUGLAS R. LEBDA                    Chief Executive Officer       January 18, 2000
  ---------------------------------------------------       and Director (principal
                    Douglas R. Lebda                        executive officer)

                           *                              Senior Vice President and     January 18, 2000
  ---------------------------------------------------       Chief Financial Officer
                     Keith B. Hall

                           *                              Vice President and            January 18, 2000
  ---------------------------------------------------       Controller
                      Brian Regan

                           *                              Director                      January 18, 2000
  ---------------------------------------------------
                   James A. Carthaus

                           *                              Director                      January 18, 2000
  ---------------------------------------------------
                     Richard Field

                           *                              Director                      January 18, 2000
  ---------------------------------------------------
                     Robert Kennedy

                           *                              Director                      January 18, 2000
  ---------------------------------------------------
                 Daniel Charles Lieber

                           *                              Director                      January 18, 2000
  ---------------------------------------------------
                       Adam Mizel

                       SIGNATURE                                   TITLE(S)                   DATE
                       ---------                                   --------                   ----

                           *                              Director                      January 18, 2000
  ---------------------------------------------------
                  W. James Tozer, Jr.

               *By: /s/ DOUGLAS R. LEBDA
     ---------------------------------------------
                    Douglas R. Lebda
                    Attorney-in-Fact

                               INDEX TO EXHIBITS


NUMBER                           DESCRIPTION
------                           -----------
  1.1*   Form of Purchase Agreement.
  3.1**  Form of Amended and Restated Certificate of Incorporation to
         be in effect upon the closing of this offering.
  3.2**  Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
  4.1*   Specimen Common Stock certificate.
  4.2**  Form of LendingTree's Rights Plan.
  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 10.1**  Employment Agreement between LendingTree, Inc. and Douglas
         R. Lebda, dated September 2, 1999.
 10.2**  Employment Agreement between LendingTree, Inc. and Thomas J.
         Reddin, dated November 26, 1999.
 10.3*   1999 Stock Option Plan of LendingTree, Inc., dated November
         20, 1999.
 10.4**  1998 Stock Option Plan of LendingTree, Inc., dated February
         3, 1998.
 10.5**  1997 Stock Option Plan of CreditSource USA, Inc. (formerly known as Lewisburg Ventures, Inc. and a predecessor to
         LendingTree, Inc.), dated January 15, 1997.
 10.6**  Internet, Marketing and Licensing Agreement between
         LendingTree, Inc. and priceline.com Incorporated, dated as of August 1, 1998 (incorporated herein by reference to
         Exhibit 10.13 of Amendment No. 1 to Priceline.com's
         Registration Statement on Form S-1, File No. 333-69657 filed
         February 16, 1999).
 10.7**  Registration Rights Agreement, dated September 20, 1999.
 10.8**  Warrant to Purchase 7,500 shares of Common Stock issued to
         Phoenix Strategic Capital, dated November 30, 1998.
 10.9**  Warrant to Purchase 50,000 shares of Common Stock issued to
         Seacris Group, Ltd., dated December 9, 1998.
10.10**  Form of Warrant to purchase 13,000 shares of Common Stock issued to Richard D. Field, dated May 25, 1999, as amended
         September 20, 1999.
10.11**  Warrant to purchase 13,000 shares of Common Stock issued to
         W. James Tozer, Jr., dated May 25, 1999, as amended
         September 20, 1999.
10.12**  Form of Warrant to grant a right to purchase an aggregate of
         42,000 shares of Common Stock dated July 13, 1999.
10.13**  Warrant to Purchase 300,000 shares of Common Stock issued to
         The Union Labor Life Insurance Company, dated September 20,
         1999.
10.14**  Warrant to Purchase 100,000 shares of Common Stock issued to
         Prudential, dated September 20, 1999.
10.15    Co-Branded Site Agreement between LendingTree, Inc. and
         CNBC.com LLC, dated as of January 14, 2000.
10.16    Warrant to Purchase 150,000 shares of Common Stock issued to
         CNBC.com LLC, dated January 14, 2000.
 23.1**  Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1).
 24.1**  Powers of Attorney.
 27.1**  Financial Data Schedule.


---------------
* To be supplied by amendment.


** Filed by previous amendment.